EXHIBIT 4.2

                               INFICON Holding AG
                           Directors Stock Option Plan


                                 The Regulations


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Inficon Holding AG
Directors Stock Option Plan
Regulations

ARTICLE 1 Definitions

Allocation Date:              The date Shares are allocated to Participants
                              pursuant to the provisions of these Regulations, i.e., on or about May 15 and November 15 of each year, commencing May 15, 2001.

Blocking Period of Options:   The period between the grant of Options and the
                              beginning of the Exercise Period as provided in
                              Article 9.

Board:                        Board of Directors of INFICON.

Cause: In the context of removal from the Board, the commission of any felony under applicable criminal law, breach of any material fiduciary duty or act of dishonesty, fraudulent misrepresentation or moral turpitude which commission or breach may reasonably be expected to have a material detrimental impact on the business of the Inficon Group, or prevents or materially impairs or may reasonably be expected to prevent or materially impair the Participant's effective performance of his or her duties for the Inficon Group.

Committee:                    The Compensation Committee of the Board of
                              Directors.

Eligible Persons:             Members of the Board who may participate in this
                              Plan pursuant to Article 4.

Exercise Period:              The period during which the Option Holder may
                              exercise Options under this Plan.

Exercise Price:               The price at which a Share may be purchased during
                              the Exercise Period of the Option by exercising an Option.

Group Companies:              All legally independent companies under the
                              management of INFICON and in which INFICON, either directly or indirectly, owns at least 50% of the share capital.

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Inficon Holding AG
Directors Stock Option Plan
Regulations                                                               Page 2


INFICON:                      INFICON Holding AG, Bad Ragaz.

INFICON Group:                INFICON and all of the Group Companies.

Issue Price:                  The offer price of Shares, equal to the closing
                              price of the price of the Shares on the SWX Swiss
                              Exchange on the Grant Date.

Option: The right (but not the obligation), granted under this Plan, to purchase a Share at the Exercise Price during the Exercise Period.

Option Holder:                A Participant who is granted Options under these
                              Regulations.

Participants:                 Eligible Persons who actually participate in this
                              Plan.

Plan/Regulations:             INFICON Holding AG Directors Stock Option Plan.

Shares:                       Registered Shares of INFICON.

ARTICLE 2 Purpose

The purpose of the Plan is to provide the members of the Board who are not employees of the INFICON Group with an opportunity to become shareholders of INFICON and in addition to obtain Options on Shares and allow them to participate in the future success of the INFICON Group. It is intended that the Plan will provide an additional incentive for the members of the Board to contribute to the future success and prosperity of the INFICON Group and enhance the value of INFICON. INFICON will allocate Options to each Board member who is not an employee of the INFICON Group on May 15 and November 15 of each year, commencing May 15, 2001, in an amount which has the Black-Scholes value on such date equal to 25% of the annual compensation then in effect for that Board member. Options will vest immediately upon allocation and become exercisable one year after the Allocation Date and be exercisable within a period of seven years after the Allocation Date.

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Inficon Holding AG
Directors Stock Option Plan
Regulations                                                               Page 3

ARTICLE 3 Shares Subject to these Regulations

The Shares may be made available through authorised but non-issued Shares (conditional share capital) or through Shares purchased in the open market.

The Board has the right to adjust the number of Options and Shares and their terms, according to changes in the corporate structure of INFICON pursuant to
Article 17.

ARTICLE 4 Eligible Persons

On each Allocation Date, individuals who are Board members but who are not employees of the INFICON Group shall be Eligible Persons and shall receive Options in place of cash in an amount equal to one-quarter of that Board member's annual compensation in effect on that Allocation Date. Individuals whose Board membership terminates shall no longer be Eligible Persons. The right to participate in this Plan is personal for each Eligible Person and is not transferable.

ARTICLE 5 Number of Options

The number of Options to be granted to each Eligible Person on an Allocation Date is the number having a value equal to one-quarter, i.e., 25%, of that Eligible Person's annual compensation as a member of the Board, measured on the Allocation Date. The value of an Option on the Allocation Date shall be determined by the Black-Scholes Method, using assumptions that are reviewed by the Board and that are intended to reflect the value of the Options at the Allocation Date.

ARTICLE 6 No Blocking Period for Shares

Shares purchased by the exercise of Options under this Plan shall not be subject to any blocking period and shall be fully vested upon the date of purchase.

ARTICLE 7 Term of Options

Subject to Article 14, the term of each Option is six years from the date when the Option becomes exercisable. At the end of its term, any unexercised Option shall expire and be cancelled without any compensation.

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Inficon Holding AG
Directors Stock Option Plan
Regulations                                                               Page 4

ARTICLE 8 Non-transferable Options

The Options are not transferable, i.e., the Option Holder may neither sell, donate, dispose of, or otherwise transfer the Options, or enter into other agreement with equivalent economic effects.

ARTICLE 9 Blocking Period of Options

Options granted pursuant to these Regulations shall be subject to a Blocking Period until the first anniversary of their Allocation Date. During the Blocking Period the Options shall be vested but cannot be exercised. Following the termination of the Blocking Period, the Participant has the right to exercise the Options during the Exercise Period.

ARTICLE 10 Exercising of Options

Following the termination of the Blocking Period of Options, Options may be exercised at any time, provided that the Options must be exercised prior to the seventh anniversary of the Allocation Date (the "Exercise Period"). The Exercise Price is 100% of the Issue Price.

Exercise is effected by the submission of a completed and legally signed Notice of Exercise of Options (see Appendix A). Each exercise transaction must be for at least 10 Options. If an Option Holder holds less than 10 Options, the Option Holder must exercise all the Options in one transaction.

The exercise transaction will be effected within 10 business days after receipt of the Notice of Exercise of Options. Under the Cash Purchase Exercise method (as defined in Article 11), the Shares will be transferred within 10 business days after receipt of the Exercise Price and under the Cashless Exercise method (as defined in Article 11) the Shares will be transferred within 10 business days after the exercise transaction.

Options that are not exercised on or before the seventh anniversary of the Allocation Date will terminate without any right of compensation.

ARTICLE 11 Exercise Methods

During the Exercise Period, the Options can be exercised by means of the following exercise methods:

-     Cash Purchase Exercise

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Inficon Holding AG
Directors Stock Option Plan
Regulations                                                               Page 5

-     Cashless Exercise

The Option Holder is entitled to choose one of these exercise methods. He must indicate his choice in the Notice of Exercise of Options (see Appendix A).

Under the Cash Purchase Exercise method, the Option Holder must pay the Exercise Price and any applicable income or employment tax withholdings in order to acquire Shares. In return, subject to the provisions of the Plan, the Option Holder is entitled to receive the number of Shares for which the Options are exercised.

Under the Cashless Exercise method, a securities broker or dealer acting on behalf of the Option Holder will sell a portion of the Shares which the Option Holder receives pursuant to the exercise, use the proceeds of such sale to pay the Exercise Price and any applicable income or employment tax withholdings, and deliver the remainder of the Shares to the Option Holder rounded down to the nearest whole number of Shares, pursuant to a procedure to be determined by the Board, in its sole discretion. Any residual amount which remains shall be paid to the Option Holder in cash.

The Shares which are acquired through exercising of Options are not subject to any Blocking Period of Shares and the Participant may dispose or otherwise transfer the Shares without any restrictions but subject to applicable securities law.

ARTICLE 12 Entry of the Beneficiary into the Share Register

The acquisition of Shares will be entered into the share register, pursuant to the applicable legal rules and regulations of INFICON. The Shares shall only be entered into the share register after payment of the Exercise Price and any applicable income or employment tax withholdings.

ARTICLE 13 Voting Rights and Dividends

The Participant has no right to vote or to receive dividend payments until the Shares are entered into the share register in accordance with Article 12.

ARTICLE 14 Removal or Resignation

Unless otherwise determined in the sole discretion of the Board or the Committee, upon removal or resignation of a Participant from the Board, any Option granted to him or her under the Plan shall terminate as follows:

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Inficon Holding AG
Directors Stock Option Plan
Regulations                                                               Page 6

      (a) An Option held by a Participant who is permanently and totally disabled shall terminate on the date eighteen months after the Committee or the Board determines that the disability occurred;

      (b) Upon the death of the Participant, all Options may be exercised at any time on or before the date twelve months after death by the inheritors or personal representative of the Participant upon production of written legal proof of their entitlement to the inheritance or personal representation;

      (c) Upon removal or resignation of a Participant for Cause, as determined by the Committee or the Board, all Options held by that Participant shall expire immediately upon the date that Participant is removed or resigns, unless some other expiration date is fixed by the Committee or the Board; and

      (d) An Option held by a Participant whose service on the Board terminates for any reason other than those specified in subsection (a), (b), or (c) above shall expire on the earlier of (1) twelve months after the date of termination of service or (2) the date specified in the Option Agreement.

ARTICLE 15 Tax and Social Security Contributions

Each Participant who receives Options and Shares pursuant to these Regulations is responsible for the proper tax and social security declarations and payments according to applicable law.

Any arising wage tax, income tax, capital gains tax, social security contributions or any other taxes or contributions payable by the Participant must be borne by the Participant in accordance with applicable law. The INFICON Group has the right to retain Shares to meet tax withholding obligations unless the Participant provides the funds to do so.

ARTICLE 16 Amendment and Cancellation of these Regulations

These Regulations may be changed, amended, suspended or cancelled at any time by the Board, provided that no amendment shall adversely affect the rights of any Participant under Options granted before the Board has so acted. Retroactive changes shall not be permitted.

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Inficon Holding AG
Directors Stock Option Plan
Regulations                                                               Page 7

ARTICLE 17 Effect of Certain Corporate Changes and Change in Control

a)    Dilution and other Adjustments

In the event of a Share dividend or split, the Board shall make any or all of the following adjustments as it may determine are necessary or advisable (the form of which shall be determined by the Board in its sole discretion) to provide each Participant with a benefit equivalent to that which he would have been entitled to had such event not occurred: (i) adjust the number of Options granted to each Participant and the number of Options that may be granted generally pursuant to the Plan, (ii) adjust the Exercise Price of any Options and (iii) make any other adjustments, or take such action, as the Board, in its discretion, deems appropriate. Such adjustments shall be conclusive and binding for all purposes.

b)    Effect of Reorganization

In the event that (i) INFICON is merged or consolidated with another corporation, (ii) all or substantially all the assets of INFICON are acquired by another corporation, person or entity, (iii) INFICON is reorganized, dissolved or liquidated (each such event in (i), (ii) or (iii) being hereinafter referred to as a "Reorganization Event") or (iv) the Board shall propose that INFICON enter into a Reorganization Event, then the Board shall, upon the occurrence of such Reorganization Event, make upon consummation of such Reorganization Event any or all of the adjustments described in Section 17a) as are necessary or advisable in the sole discretion of the Board to provide the Participant with a benefit equivalent to that which he would have been entitled to had such event not occurred.

ARTICLE 18 No Restriction on Right of INFICON to Effect Corporate Changes

The Plan shall not affect in any way the right or power of INFICON or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of INFICON, or any merger or consolidation of INFICON or any issue of Shares or of Options, warrants or rights to purchase Shares or of bonds, debentures, preferred or prior preference Shares whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of INFICON, or any sale or transfer of all or any part of the assets or business of INFICON, or any other corporate act or proceeding, whether of a similar character or otherwise.

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Inficon Holding AG
Directors Stock Option Plan
Regulations                                                               Page 8

ARTICLE 19 Administration

Administration of all transactions pursuant to the provisions of Plan shall be carried out by INFICON or by any other person or company appointed by INFICON. All questions of interpretation with respect to the provisions or terms of the Plan shall be made in the sole discretion of the Board and all such interpretations shall be final, conclusive and binding on all parties.

INFICON may give instructions necessary for the administration and management of the Plan.

ARTICLE 20 Applicable law and jurisdiction

Any disputes arising under or in connection with this Plan shall be governed by the laws of Switzerland.

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Inficon Holding AG
Directors Stock Option Plan
Regulations                                                               Page 9

ARTICLE 21 Approval and date of effect of these Regulations

This Plan is effective from and after May 15, 2001, and shall remain in effect through May 15, 2011. Through signature, these Regulations will become an integrated part of the current directors compensation, as applicable.

East Syracuse, New York, USA, May 24, 2002
------------------------------------------
Place and Date

On behalf of INFICON:

/s/ James L. Brissenden                       /s/ Peter G. Maier
------------------------------                ----------------------------------
James L. Brissenden                           Peter G. Maier
President and Chief Executive                 Vice President and Chief Financial
  Officer                                       Officer

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Inficon Holding AG
Directors Stock Option Plan
Regulations

                                   APPENDIX A

                          NOTICE OF EXERCISE OF OPTIONS

Date: _______________, ____

To:   Peter G. Maier
      Chief Financial Officer
      INFICON Holdings AG
      Two Technology Place
      East Syracuse, New York  13057  USA

From: ___________________ [name of Option Holder or personal representative]

      I hereby give notice of exercise of Options under the Directors Stock Option Plan (the "Plan"). The number of Options that I wish to exercise, and their date of grant and exercise price, are the following:

      Number of Options                Grant Date              Exercise Price
      -----------------                ----------              --------------

I wish to use the:  ________ Cash Purchase Exercise

                    ________ Cashless Exercise

method to exercise these Options, in accordance with the terms of the Plan.

I understand that the applicable withholding amounts for income tax and employment tax are as follows:

            Income tax withholding:           ________________
            Employment tax withholding:       ________________


                                        -----------------------------
                                          [name of Option Holder]